UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CLST HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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CLST HOLDINGS, INC.	News Release
formerly CellStar Corporation

CLST HOLDINGS WINS SUPPORT FROM ISS IN PROXY CONTEST AGAINST
TIMOTHY DURHAM

ISS Recommends Shareholders Vote FOR All of Management’s Nominees on the White Proxy Card

July 23, 2007 PR Newswire/ -- CLST Holdings, Inc. (OTC Pink Sheets: CLHI) today announced that Institutional Shareholder Services (ISS), the nation’s leading independent proxy advisory firm, issued an analysis for the CLST Holdings, Inc. proxy contest. ISS recommends that shareholders vote on management’s WHITE proxy card for Jere W. Thompson, John L. Jackson and Dale V. Kesler. ISS recommends that shareholders NOT vote on Timothy Durham’s green proxy card.

With respect to the contest put forth by the dissident group, ISS correctly noted “increased costs, related to shareholder issues, including expenses associated with the annual meeting and the proxy contest, have eroded the distribution range.”  ISS concluded as follows:  “In comparison with management’s plan to minimize costs and maximize the distributions to shareholders, the dissident group has not offered a plan that would necessarily result in more value to shareholders.  As such, we question the additional value that the dissidents would add to the board if elected.”

“We are extremely pleased that ISS was able to conclude that the proxy contest has eroded shareholder value and we believe it has been an unnecessary distraction for management. Additionally, as noted in the dissident’s proxy statement, if elected, Timothy Durham expects to be reimbursed for approximately $250,000, a cost that will further decrease potential distributions.” said Sherrian Gunn, Chief Executive Officer of CLST Holdings, Inc.. “We urge all shareholders to follow ISS’ INDEPENDENT recommendation to vote on the WHITE proxy card.”

Dale Kesler, Chairman of the Board added, “If elected, we plan to act in the interests of all shareholders with respect to the distribution of cash to shareholders.   I ask other shareholders to follow the recommendation of ISS and vote for all of management’s nominees.  Please question the motives of the dissident group in making your decision for the upcoming annual meeting.”

Shareholders that need assistance in voting their shares or have any questions are invited to call D.F. King & Co., Inc. toll-free at (888) 869-7046.

This news release contains forward-looking statements, as defined in the Private Securities

Litigation Reform Act of 1995.

Contact:	Sherrian Gunn
972-462-3530
ir@clstholdings.com

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601 S. Royal Lane • Coppell, Texas • 75019 • 972/ 462-3500